Exhibit 99.1

Trilogy Metals Reports Fiscal 2025 Year-End Results and Highlights Strategic U.S. Federal Support for Domestic Critical Minerals Production

VANCOUVER, BC, Feb. 17, 2026 /CNW/ - Trilogy Metals Inc. (NYSE American: TMQ) (TSX: TMQ) ("Trilogy Metals", "Trilogy" or the "Company") reports its financial results for the year ended November 30, 2025, and provides an update on strategic priorities as the Company advances the Upper Kobuk Mineral Projects ("UKMP") in northwestern Alaska, held by Ambler Metals LLC, its 50/50 joint venture with South32 Limited (ASX, LSE, JSE: S32; ADR: SOUHY) ("South32").

Fiscal 2025 marked a pivotal year for Trilogy, highlighted by a strategic investment commitment from the U.S. federal government, a strengthened balance sheet, and expanded leadership and advisory capabilities to support permitting and project advancement activities at Ambler Metals.

Details of Trilogy's audited consolidated financial statements and Management's Discussion and Analysis are contained in its Annual Report on Form 10-K, which will be available on the Company's website at www.trilogymetals.com and under the Company's profiles on SEDAR+ and EDGAR. All amounts are in United States dollars unless otherwise stated.

Financial and Operational Highlights

  Strong cash balance of $51.6 million as at November 30, 2025, providing significant financial flexibility.
  $17.8 million strategic investment commitment from the U.S. federal government, reflecting the strategic importance of the UKMP to domestic critical mineral supply chains.
  Expanded senior leadership and advisory capacity to strengthen joint venture oversight and support project execution.
  Approval of 2026 $35 million budget for the Ambler Metals joint venture, aligned with permitting and development milestones to advance the Arctic copper-silver-zinc-lead-gold deposit towards production; targeting mine permit submissions in 2026, potentially leveraging federal expedited programs such as FAST-41.
  The Alaska Industrial Development and Export Authority ("AIDEA") executed Right-of-Way permits for the Ambler Access Project (or "Ambler Road"), formally re-establishing the federal authorizations required to advance the road project connecting the UKMP to the Dalton Highway.
  U.S. government to work in good faith to help facilitate financing required for the construction of the Ambler Road, in coordination with the State of Alaska.
  Plans to open the Bornite camp during the 2026 summer field season to conduct geotechnical and exploration drilling.

Tony Giardini, President and CEO of Trilogy Metals, commented: "This has been a landmark year for Trilogy as we significantly strengthened our financial position while deepening alignment with key U.S. federal and state stakeholders focused on securing domestic supplies of critical minerals. The U.S. federal government's strategic investment commitment is an important validation of the long-term value of the Upper Kobuk Mineral Projects and their potential role in supporting a reliable and responsible North American supply of copper and other critical minerals.

"We ended the year with a strong cash position and expanded our leadership, advisory, and technical capabilities to ensure we are well prepared for increased permitting and project activity at Ambler Metals. With a fully funded 2026 exploration, development, and permitting program in place, our focus is firmly on execution and advancing the UKMP through the next critical stages of development in close collaboration with our partners, regulators, and local communities."

Annual Financial Results

The following selected annual financial information is prepared in accordance with U.S. GAAP.

in thousands of dollars,
except for per share amounts

Selected financial results	Year ended November 30, 2025 $	Year ended November 30, 2024 $
General and administrative	1,330	1,218
Investor relations	161	72
Professional fees	2,058	923
Salaries	2,388	927
Salaries & directors' fees – stock-based compensation	3,336	3,520
Share of loss on equity investment	11,392	2,636
Loss on derivative carried at fair market value	22,585	-
Comprehensive loss for the year	(42,241)	(8,587)
Basic and diluted loss per common share	(0.26)	(0.05)

For the year ended November 30, 2025, Trilogy reported a net loss of $42.2 million (or $0.26 basic and diluted loss per common share) compared to a net loss of $8.6 million (or $0.05 basic and diluted loss per common share) in fiscal 2024.

U.S. Federal Strategic Investment to Advance Development of Domestic Critical Mineral Resources at the UKMP

On October 6, 2025, Trilogy entered into a binding letter of intent with the U.S. Department of War for a conditional investment of approximately $17.8 million in exchange for 8,215,570 units at a price of $2.17 per unit, with each unit comprising of one common share of the Company (each, a "Common Share") and ¾ of a 10-year warrant. Each full warrant would be exercisable to acquire one Common Share at an exercise price of $0.01. The warrants would become exercisable following completion of construction of the Ambler Road.

This transaction underscores growing U.S. government support for advancing responsible domestic sources of copper and other critical minerals, including zinc, silver, cobalt, and germanium.

The Company has accounted for the U.S. government's support as a derivative financial instrument under the ASC 815-40 accounting standard. The Company recognized an initial liability of $8.2 million and a corresponding expense related to the government's proposed collaboration agreement, which was contributed to Ambler Metals, and as at November 30, 2025, the Company increased the derivative by $22.6 million. This represents the change in the fair value of the obligation to issue the Common Shares and warrants, and recognizes a corresponding loss for the period, which had no impact on cash. These accounting effects are expected to resolve upon satisfaction of the applicable conditions.

In addition, salaries expense increased in fiscal 2025 from recording higher cash-based compensation compared with fiscal 2024, whereby a significant portion of executive compensation was settled in Common Shares, which resulted in higher share-based compensation expense in 2024. The loss for the year was also attributable to higher professional fees, including legal and regulatory costs related to the filing of base shelf prospectuses and at-the market ("ATM") programs. These cost increases were partially offset by higher income earned during the year.

Strengthened Leadership and UKMP Joint Venture Oversight

With mine permitting and project activity expected to accelerate at Ambler Metals, Trilogy has taken deliberate steps to augment its leadership, advisory, and technical capabilities to support execution and oversight of the joint venture.

The 2026 work program represents a crucial year of progress for the UKMP as Ambler Metals prepares to initiate the mine permitting process for the Arctic Project, while continuing to advance the technical and organizational foundations required for future development.

Ambler Metals is targeting mine permit submissions in 2026, potentially leveraging federal expedited programs such as FAST-41, subject to project readiness and continued engagement with stakeholders. FAST-41 is a U.S. federal framework designed to enhance coordination, transparency, and predictability for permitting critical infrastructure projects. The U.S. government will work collaboratively in good faith, in coordination with the State of Alaska, to include future UKMP permit applications in the FAST-41 process to expedite the mine permitting process.

Engagement with local communities and regional stakeholders will remain a core focus, with continued emphasis on transparent communication, consultation, and long-term workforce planning.

Trilogy expanded its senior management and advisory team following the announcement of the U.S. federal investment, coinciding with South32's increased personnel commitment to Ambler Metals. These actions are intended to ensure Trilogy is well-positioned to:

  Advance permitting for the Arctic Project.
  Support long-term technical and development planning.
  Deepen engagement with government, community, and stakeholder partners.
  Plan for future exploration efforts at Bornite and across the Ambler Mining District land package.

Trilogy believes the strengthened team enhances the Company's ability to deliver long-term value as the UKMP advances through key development phases.

Ambler Metals $35M Budget to Advance Exploration, Development, and Permitting Activities

A budget of approximately $35 million has been approved for Ambler Metals for fiscal 2026, of which Trilogy's share is $17.5 million. The activities at Ambler Metals will focus on re-staffing, initiating the permitting process for the Arctic Project, and progressing technical work necessary to support long-term development.

Exploration activities in 2026 will focus primarily on the Arctic Project, including geotechnical and condemnation drilling to support mine design, infrastructure placement, and future production planning. Ambler Metals will also be preparing the Bornite Project camp for ongoing exploration and multi-year use. The joint venture plans to open the Bornite camp during the 2026 summer field season to conduct geotechnical and exploration drilling, along with general camp maintenance and capital improvements to support future programs.

These programs represent important steps toward advancing the UKMP as a U.S.-based source of critical minerals.

Strong Liquidity and Capital Resource Position

The Company maintains a strong cash position of over $50 million, providing funding for ongoing operations and its share of future joint venture requirements.

Qualified Persons

Richard Gosse, P.Geo., Vice President Exploration for Trilogy Metals Inc., is a Qualified Person as defined by National Instrument 43-101 - Standard of Disclosure for Mineral Projects. Mr. Gosse has reviewed the technical information in this news release and approves the disclosure contained herein.

About Trilogy Metals

Trilogy Metals Inc. is a metals exploration and development company that holds a 50% interest in Ambler Metals LLC, which owns 100% of the Upper Kobuk Mineral Projects in northwestern Alaska. The UKMP is located within the Ambler Mining District, one of the world's most prospective copper-dominant districts, hosting world-class polymetallic volcanogenic massive sulphide ("VMS") and carbonate replacement deposits. Exploration has focused on the Arctic VMS deposit and the Bornite copper-cobalt deposit.

Ambler Metals operates under an agreement with NANA Regional Corporation, Inc., supporting responsible exploration and development in cooperation with local communities. Trilogy's vision is to develop the Ambler Mining District into a premier North American copper producer while respecting subsistence livelihoods.

Cautionary Note Regarding Forward-Looking Statements

This news release includes certain "forward-looking information" and "forward-looking statements" (collectively "forward-looking statements") within the meaning of applicable Canadian and United States securities legislation, including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, including, without limitation, the proposed advancement of the Ambler Access Project, planned activities at the UKMP, collaboration and engagement with partners, regulators, and local communities, the outlook for 2026, the Company's anticipated budget for corporate activities and the Company's ability to fund its operations and the requirement for additional funding at Ambler Metals, U.S. federal government's potential role in supporting a reliable and responsible North American supply of copper and other critical minerals, mine permitting submissions and the timing thereof, the U.S. government working, in coordination with the State of Alaska, to include future UKMP permit applications in the FAST-41 process, anticipated benefits of management appointments, the Strategic Investment and the anticipated benefits thereof, the scope and timing of the activities at Ambler Metals, opening the Bornite camp and the timing thereof, and resource estimates, are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "intends", "estimates", "potential", "possible", and similar expressions, or statements that events, conditions, or results "will", "may", "could", or "should" occur or be achieved. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company's expectations include the uncertainties involving the outcome of pending litigation, success of exploration activities, permitting timelines, requirements for additional capital, government regulation of mining operations, environmental risks, prices for energy inputs, labour, materials, supplies and services, uncertainties involved in the interpretation of drilling results and geological tests, unexpected cost increases and other risks and uncertainties disclosed in the Company's Annual Report on Form 10-K for the year ended November 30, 2025 filed with Canadian securities regulatory authorities and with the United States Securities and Exchange Commission and in other Company reports and documents filed with applicable securities regulatory authorities from time to time. The Company's forward-looking statements reflect the beliefs, opinions, and projections on the date the statements are made. The Company assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.

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SOURCE Trilogy Metals Inc.

View original content: http://www.newswire.ca/en/releases/archive/February2026/17/c6420.html

%CIK: 0001543418

For further information: Company Contact: Matthew Keevil, Vice President, Investor Relations and Business Development, Phone: +1604-638-8088, Email: ir@trilogymetals.com

CO: Trilogy Metals Inc.

CNW 06:30e 17-FEB-26